Exhibit 10.10.9

Execution Copy

FIFTH AMENDMENT TO

CREDIT CARD PROGRAM AGREEMENT

This FIFTH AMENDMENT TO CREDIT CARD PROGRAM AGREEMENT ( “Fifth Amendment”) is effective as of January 1, 2009 (the “Effective Date”), by and among Macy's, Inc., f/k/a Federated Department Stores, Inc., a Delaware corporation, (“Macy's, Inc.”), FDS Bank, a federally-chartered stock savings bank (“FDS Bank”), Macy's Credit and Customer Services, Inc., f/k/a FACS Group, Inc., an Ohio corporation (“MCCS”), Macy’s Department Stores, Inc., an Ohio corporation (“Macy’s”), Bloomingdale’s, Inc., an Ohio corporation (“Bloomingdale’s”) (collectively the "Macy's Companies"), and Department Stores National Bank, a national banking association, as assignee of Citibank, N.A. (“Bank”).

WHEREAS, the Macy's Companies and Bank are parties to a certain Credit Card Program Agreement dated as of June 1, 2005, as amended pursuant to amendments effective October 24, 2005, May 19, 2006 and a restated amendment effective February 3, 2008, respectively, and as further amended by restated letter agreements effective December 18, 2006, March 22, 2007, April 6, 2007 and June 1, 2007, respectively (as so amended, the “Program Agreement”), whereby Bank and the Macy's Companies operate a credit card program (the "Program"), as more fully described in the Program Agreement; and

WHEREAS, the parties hereto desire to amend the Program Agreement in accordance with Section 18.5 of the Program Agreement, effective as of the Effective Date; and

WHEREAS the Parties agree that it is in the interest of the Program to align certain Private Label Account incentives payable to the Macy’s Companies only with the generation of activated new Private Label Accounts and not with both activated new Private Label Accounts and Private Label Account applications.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used without definition in this Fifth Amendment have the meanings assigned to them in the Program Agreement.

2. Amendment of Schedule 9.3(a). The Parties agree to align certain Private Label Account incentives payable to the Macy’s Companies only with the generation of activated new Private Label Accounts and not with both activated new Private Label Accounts and Private Label Account applications, thereby enhancing overall Program performance, while intending that such realignment not negatively impact the total amount of such Private Label Account incentives payable to the Macy’s Companies. In furtherance of such intent, at the conclusion of each Program Year, the Operating Committee shall review the dollar amounts set forth in Schedules 9.3(a) (b) (i) and (ii) to uphold such intent after determining if any such negative impact has occurred. In furtherance thereof, Schedule 9.3(a) of the Program Agreement is hereby amended by deleting it in its entirety and replacing it with the revised Schedule 9.3(a) attached hereto.

3. Capacity; Authorization; Validity.

(a) Macy’s, Inc. hereby represents and warrants to Bank as of the date hereof that:

(i) Each Macy's Company has all necessary corporate or similar power and authority to (A) execute and enter into this Fifth Amendment and (B) perform the obligations required of such Macy's Company hereunder and the other documents, instruments and agreements to be executed and delivered by such Macy's Company pursuant hereto.

(ii) The execution and delivery by the Macy's Companies of this Fifth Amendment and all documents, instruments and agreements executed and delivered by the Macy's Companies pursuant hereto, and the consummation by the Macy's Companies of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate or similar actions of the Macy's Companies.

(iii) This Fifth Amendment (A) has been duly executed and delivered by the Macy's Companies, (B) constitutes the valid and legally binding obligation of the Macy's Companies, and (C) is enforceable against the Macy's Companies in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

(b) Bank hereby represents and warrants to the Macy's Companies as of the date hereof:

(i) Bank has all necessary corporate or similar power and authority to (A) execute and enter into this Fifth Amendment and (B) perform the obligations required of it hereunder and the other documents, instruments and agreements to be executed and delivered by Bank pursuant hereto.

(ii) The execution and delivery by Bank of this Fifth Amendment and all documents, instruments and agreements executed and delivered by Bank pursuant hereto, and the consummation by Bank of the transactions specified herein, has been duly and validly authorized and approved by all necessary corporate or similar actions of Bank.

(iii) This Fifth Amendment (A) has been duly executed and delivered by Bank, (B) constitutes the valid and legally binding obligation of Bank and (C) is enforceable against Bank in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

4. Effect of Amendment. This Fifth Amendment is effective as of the Effective Date and is hereby incorporated into and made a part of the Program Agreement. Except as amended by this Fifth Amendment, all terms and provisions of the Program Agreement shall continue and remain in full force and effect and binding upon the Parties thereto.

5. Binding Effect. This Fifth Amendment shall be binding in all respects and inure to the benefit of the successors and permitted assigns of the parties hereto.

6. Governing Law. This Fifth Amendment and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made to be performed within such State and applicable federal law.

7. Counterparts/Facsimiles. This Fifth Amendment may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Fifth Amendment, it shall not be necessary to produce or account for more than one such counterpart. Any facsimile of an executed counterpart shall be deemed an original.

[Signatures appear on following page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Fifth Amendment to be duly executed as of the date first above written.

DEPARTMENT STORES NATIONAL BANK,

By:	/s/ Douglas C. Morrison
Name:	Douglas C. Morrison
Title:	Vice President and Chief Fin. Officer, Sioux Falls, SD

MACY’S, INC.

By:	/s/ Brian Szames
Name:	Brian Szames
Title:	Treasurer

FDS BANK

By:	/s/ Teresa Huxel
Name:	Teresa Huxel
Title:	President

MACY'S CREDIT AND CUSTOMER SERVICES, INC.

By:	/s/ Teresa Huxel
Name:	Teresa Huxel
Title:	SVP & CFO

MACY’S DEPARTMENT STORES, INC.

By:	/s/ Brian Szames
Name:	Brian Szames
Title:	Vice President & Treasur

BLOOMINGDALES, INC.

By:	/s/ Brian Szames
Name:	Brian Szames
Title:	Treasurer